Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Del Monte Foods Company:
We consent to the use of our report dated July 8, 2005, except as to note 18, which is as of November 3, 2005, with respect to the consolidated balance sheets of Del Monte Foods Company as of May 1, 2005, and May 2, 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended May 1, 2005, which report appears in Form 8-K dated November 7, 2005, incorporated herein by reference, and to the use of our report dated July 8, 2005, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of May 1, 2005, and the effectiveness of internal control over financial reporting as of May 1, 2005, which report appears in Form 10-K, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus. Our report, which appears in Form 8-K dated November 7, 2005, refers to a change in accounting for stock-based compensation.
/s/ KPMG LLP

San Francisco, California
November 17, 2005